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EX-99.B16 Filing of Performance Quotations with the Annual Report:                      ERV:
     25.06% = 1 Year Avg Annual Total Ret (STOCK) AS OF 12/31/97                     1,250.57
      7.09% = 1 Year Avg Annual Total Ret (BOND) AS OF 12/31/97                      1,070.86
     16.62% = 1 Year Avg Annual Total Ret (AA) AS OF 12/31/97                        1,166.24

     18.63% = 5 Year Avg Annual Total Ret (STOCK) AS OF 12/31/97                     2,349.73
      6.92% = 5 Year Avg Annual Total Ret (BOND) AS OF 12/31/97                      1,397.46
     12.74% = 5 Year Avg Annual Total Ret (AA) AS OF 12/31/97                        1,821.45

     14.47% = 10 Year Avg Annual Total Ret (STOCK) AS OF 12/31/97                    3,863.91
      8.28% = 10 Year Avg Annual Total Ret (BOND) AS OF 12/31/97                     2,216.24
     11.39% = 10 Year Avg Annual Total Ret (AA) AS OF 12/31/97                       2,941.62
                                                                Formula: 1000*(1+Avg ROR)^years


Cumulative 10-Year Total Return
    3,863.91   286.39 % (STOCK)
    2,216.24   121.62 % (BOND)
    2,941.62   194.16 % (AA)
    Formula: (ERV -1000)/1000*100

30-Day SEC Yield                   STOCK          BOND           ASSET ALLOCATION
                                   -----          ----           ----------------
A.Divs + Int + Amortization           64,506.20       14,028.19                54,581.72   97feecalc file
B.Expenses Accrued                    17,316.47        1,799.03                10,122.62   97feecalc file
C.Avg Daily Shares O/S             1,790,465.97      285,492.90             1,248,654.84   97feecalc file
D.Price at period end                     13.50           10.00                    11.98
SEC Yield                                 2.35%           5.20%                    3.59%

     Formula:  2(((A-B)+1)^6   -1)
                   ----
                   C*D

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